===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                     NSTAR
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                     NSTAR
                              800 Boylston Street
                          Boston, Massachusetts 02199

                                                                  March 30, 2000

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders of NSTAR to be held on Thursday, April 27, 2000 at 11:00 a.m. at the Boston Back Bay Hilton, 40 Dalton Street, Boston, Massachusetts 02115.

   The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement set forth the business to come before this year's meeting.

   Your vote on the business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy in the envelope provided, or vote your proxy electronically as provided in the instructions set forth on the proxy card, as soon as possible. Shareholders may vote their shares electronically this year by telephone or the Internet. At the Annual Meeting, management will report on operations and other matters affecting NSTAR and will respond to Shareholders' questions.

                                          Sincerely,

                                          /s/ Thomas J. May
                                          Thomas J. May
                                          Chairman of the Board
                                          and Chief Executive Officer

                                     NSTAR
                              800 Boylston Street
                          Boston, Massachusetts 02199

                               ----------------

                    Notice of Annual Meeting of Shareholders
                          to be held on April 27, 2000

                               ----------------

To the Holders of NSTAR's Common Shares:

   The Annual Meeting of Shareholders of NSTAR will be held at the Boston Back Bay Hilton, 40 Dalton Street, Boston, Massachusetts 02115, on Thursday, April 27, 2000 at 11:00 a.m., for the following purposes:

     1. To elect five Class I trustees to serve until the Annual Meeting to be held in the year 2003 and until the election and qualification of their respective successors.

     2. To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.

   Further information as to the matters to be considered and acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

   Only the holders of Common Shares of NSTAR as of the close of business on March 10, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

   Please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Clerk a written or oral revocation or a proxy bearing a later date.

                                          By Order of the Board of Trustees,

                                          Michael P. Sullivan
                                          Vice President, Clerk and General
                                           Counsel

Boston, Massachusetts
March 30, 2000

                                     NSTAR
                              800 Boylston Street
                          Boston, Massachusetts 02199
                                 (617) 424-2000

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This Proxy Statement, together with the accompanying proxy and 1999 Annual Report, is being furnished to Shareholders of NSTAR, a Massachusetts business trust ("NSTAR" or "the Company") in connection with the solicitation of proxies by the Board of Trustees of NSTAR to be voted at the Annual Meeting of Shareholders ("Annual Meeting"). The Annual Meeting will be held on Thursday, April 27, 2000 at the Boston Back Bay Hilton, 40 Dalton Street, Boston, Massachusetts, 02115. Due notice of the Annual Meeting is being given in accordance with the Company's Declaration of Trust for the purposes set forth in the foregoing Notice. The approximate date on which this Proxy Statement and accompanying proxy card will first be mailed to Shareholders is March 30, 2000.

   The accompanying proxy, if properly executed and delivered by a Shareholder entitled to vote (or voted electronically), will be voted at the Annual Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by delivery to the Clerk of the Company of a written revocation, by oral revocation in person to the Clerk at the Annual Meeting, or by a proxy bearing a later date. If choices are not specified on the accompanying proxy, the shares will be voted FOR the election of all of the nominees for trustee specified below.

   All the costs of preparing, assembling and mailing the enclosed material and any additional material which may be sent in connection with the solicitation of proxies will be paid by the Company, and no part thereof will be paid directly or indirectly by any other person. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a fee of $2,000, plus actual out-of-pocket expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the Annual Meeting, but no additional compensation will be paid to them for the time so employed, and the cost of such additional solicitation will be nominal. The Company will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its Common Shares.

   On March 10, 2000, there were issued and outstanding 56,997,041 NSTAR Common Shares. Only holders of record of NSTAR Common Shares at the close of business on that date shall be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof, and those entitled to vote will have one vote for each Common Share held. The several NSTAR employees savings plans owned beneficially 4,684,041 Common Shares, representing 8.2% of the outstanding Common Shares as of January 31, 2000. Members of the plans are entitled to give voting instructions with respect to their interests.

   The Annual Report to Shareholders of NSTAR for the year ended December 31, 1999, which includes financial statements, is being mailed to Shareholders with this Proxy Statement.

                      PROPOSAL NO. 1: ELECTION OF TRUSTEES

Information about the NSTAR Board, Nominees and Incumbent Trustees

   NSTAR's Declaration of Trust provides for classification of the NSTAR Board of Trustees into three classes serving staggered three-year terms. The five persons named below have been nominated by the NSTAR Board for election as Class I trustees for a term expiring at the Annual Meeting to be held in the year 2003 and until their successors are duly elected and qualified. The remaining trustees will continue to serve as set forth below, with the Class II trustees having terms expiring in 2001 and the Class III trustees having terms expiring in 2002. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the NSTAR Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the NSTAR Board, or in the absence of such designation, in such other manner as the trustees may in their discretion determine.

   The NSTAR Board of Trustees held three regular meetings during 1999 following NSTAR's commencement of operations on August 25, 1999. The NSTAR Board of Trustees has an Executive Committee, an Audit, Finance and Risk Management Committee, an Executive Personnel Committee and a Board Governance and Nominating Committee. The Executive Committee's duties include the review and recommendation of dividend payment and policy to the NSTAR Board of Trustees and the exercise of those powers of the NSTAR Board of Trustees which may be exercised between regular Board meetings. The Executive Committee met three times in 1999. The Audit, Finance and Risk Management Committee, the responsibilities of which include recommendations as to the selection of independent auditors, review of the scope of the independent audit, annual financial statements, internal audit reports, and financial and accounting controls and procedures, together with the review of NSTAR's financial requirements, insurance coverages, and legal compliance programs, met one time in 1999. The Executive Personnel Committee, which is responsible for reviewing executive officer compensation, personnel planning and performance, certain benefit programs, and human resources policies, also met one time in 1999. The Board Governance and Nominating Committee, which establishes guidelines and monitors Board composition, membership, compensation and effectiveness, met two times in 1999. All trustees attended at least 75% of the meetings of the NSTAR Board and the committees of the NSTAR Board on which such trustees served.

   The NSTAR Board has adopted the following trustee retirement policy: trustees who are employees of NSTAR, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with the Company. Trustees who are not employees of NSTAR or who have served as Chief Executive Officer retire from the Board at the Annual Meeting of Shareholders following their seventieth birthday.

   The names of the nominees as Class I trustees and the incumbent Class II and Class III trustees and certain information concerning each such trustee are shown in the following table. Unless otherwise indicated, all nominees and incumbent trustees have held their current or equivalent positions for the previous five years.

              Nominees as Class I Trustees--Terms Expiring in 2003

 Nominees                 Principal Occupation and Directorships
 --------                 --------------------------------------
 Kevin C. Bryant Age: 39  General Manager--Fleet Boston Corporation (Bank Holding Company)--
 Trustee since: 1999      Europe
 Member: Audit, Finance
 and Risk Management
  Committee

 Gary L. Countryman Age:  Chairman of the Board, Liberty Mutual Insurance Company and
 60 Trustee since: 1999   Liberty Life Assurance Company of Boston; formerly Chief Executive
 Member: Executive and    Officer (1985-1998), Liberty Mutual Insurance Company and Liberty
 Executive Personnel      Life Assurance Company of Boston; Director, Liberty Financial
  Committees              Companies, Inc.; Fleet Boston Corporation; Harcourt General, Inc.;
                          Unisource Worldwide Inc. and Gulf Canada Resources, Inc.

 Thomas G. Dignan, Jr.(1) Partner, Ropes & Gray (Law Firm).
 Age: 59
 Trustee since: 1999
 Member: Board Governance
  and Nominating
  Committee

 Franklin M. Hundley(1)   Of Counsel, Rich, May, Bilodeau & Flaherty, P.C., Boston,
 Age: 65                  Massachusetts (Law Firm); Chairman of the Board and a Trustee,
 Trustee since: 1999      Berkshire Energy Resources.
 Member: Executive
  Personnel Committee

 Gerald L. Wilson Age: 60 Vannevar Bush Professor of Engineering, Massachusetts Institute of
 Trustee since: 1999      Technology, Cambridge, Massachusetts; Director, Analogics Corp.
 Member: Board Governance and Aseco Corp.
 and Nominating Committee

              Incumbent Class II Trustees--Terms Expiring in 2001

 Trustees              Principal Occupation and Directorships
 --------              --------------------------------------
 Sheldon A. Buckler    Retired Vice Chairman of the Board, Polaroid Corporation,
 Age: 68               Cambridge, Massachusetts (Manufacturer of photographic equipment
 Trustee since: 1999   and supplies); Director, Aseco Corp.; Lord Corporation; Micro
 Member: Executive and Component Technology Corp.; Micrologic Corp.; Nashua Corporation
  Board Governance and and Parlex Corp.
  Nominating
  Committees

 Nelson S. Gifford     Principal, Fleetwing Capital (Venture Investments); formerly
 Age: 69               Chairman (1986-1990) and Chief Executive Officer (1975-1990),
 Trustee since: 1999   Dennison Manufacturing Company; Director, John Hancock Mutual Life
 Member: Executive     Insurance Company; Reed and Barton; J.M. Huber Corp. and Nypro
  Personnel Committee  Inc., Partners Fund.

 Matina S. Horner      Executive Vice President, Teachers Insurance and Annuity
 Age: 60               Association/ College Retirement Equities Fund; formerly President
 Trustee since: 1999   (1972-1989), Radcliffe College; Director, The Neiman-Marcus Group,
 Member: Executive and Inc.
  Audit, Finance and
  Risk Management
  Committees

 Thomas J. May Age: 52 Chairman of the Board and Chief Executive Officer (since 1999),
 Trustee since: 1999   NSTAR and its subsidiaries; formerly Chairman of the Board,
 Member: Executive and President and Chief Executive Officer (1998 to 1999), BEC Energy,
 Board Governance and  and Chairman of the Board, President and Chief Executive Officer
  Nominating           (1995 to 1999), Boston Edison Company; Director, Fleet Boston
  Committees           Corporation; Liberty Financial Companies, Inc.; New England
                       Business Services, Inc. and RCN Corporation.

              Incumbent Class III Trustees--Terms Expiring in 2002

 Trustees              Principal Occupation and Directorships
 --------              --------------------------------------
 Charles K. Gifford    President and Chief Operating Officer (since 1999) Fleet
 Age: 57               Boston Corporation (Bank Holding Company); formerly
 Trustee since: 1999   Chairman and Chief Executive Officer (1997-1999), Chief
 Member: Executive and Executive Officer (1996-1997) and Chairman, President
  Board Governance and and Chief Executive Officer (1995-1996), BankBoston;
  Nominating           Director, Fleet Boston Corporation and Massachusetts
  Committees           Mutual Life Insurance Company.

 Paul A. La Camera     President and General Manager (since 1997), WCVB-TV
 Age: 57               Channel 5; formerly Vice President and General Manager
 Trustee since: 1999   (1994-1997).
 Member: Board
  Governance and
  Nominating Committee

 Sherry H. Penney      Chancellor (1988-1995 and 1996 to present), University
  Age: 62              of Massachusetts at Boston; formerly President (1995)
  Trustee since: 1999  (interim), University of Massachusetts.
  Member: Executive
  Personnel Committee

 Russell D. Wright     President and Chief Operating Officer (since 1999),
 Age: 53               NSTAR and its subsidiaries; formerly President and Chief
 Trustee since: 1999   Executive Officer (1998 to 1999), Commonwealth Energy
 Member: Executive and System and President and Chief Operating Officer
  Board Governance     (1993-1998), Commonwealth Energy System's operating
  and Nominating       subsidiaries; Director, Reed and Barton.
  Committees

--------
(1) During 1999, NSTAR and its subsidiaries paid legal fees to the firms of Ropes & Gray and Rich, May, Bilodeau & Flaherty, P.C.

   Messrs. Peter H. Cressy, Richard J. Egan, William J. O'Brien, Herbert Roth, Jr. and Stephen J. Sweeney and Ms. Betty L. Francis will not continue to serve on the Board of Trustees effective as of the 2000 Annual Meeting of Shareholders, in accordance with the guidelines established by the Board Governance and Nominating Committee and the NSTAR Board of Trustees, which guidelines have reduced the number of Trustees from 19 to 13.

Trustee Compensation

   Each trustee who is not an employee of NSTAR receives an annual Board retainer of $20,000 in cash and $20,000 of value in NSTAR Common Shares. Non-employee Trustees who are also members of the Executive Committee or who chair an NSTAR Board Committee receive an additional retainer of $3,000. Trustees who are not employees of NSTAR receive $1,000 for attendance in person at each meeting of the Board or a committee and $500 for participating in such a meeting by telephone. Trustees may elect to defer part or all of their fees pursuant to NSTAR's Trustees' Deferred Fee Plan.

Common Share Ownership by Trustees and Executive Officers

   The following table sets forth the number of NSTAR Common Shares beneficially owned as of January 31, 2000 by each trustee and nominee, by each of the executive officers named in the Summary Compensation Table, and by the trustees and executive officers of NSTAR as a group. None of the individual or collective holdings listed below exceeds 1% of the outstanding NSTAR Common Shares. All of the shares listed are held by the persons named with both sole voting and investment power.

                                                      Number of NSTAR Common
   Name of Beneficial Owner                          Shares Beneficially Owned
   ------------------------                          -------------------------
   Kevin C. Bryant..................................              777
   Sheldon A. Buckler...............................            7,654
   Gary L. Countryman...............................            5,366
   Peter H. Cressy..................................              950
   Thomas G. Dignan, Jr.............................            6,080
   Richard J. Egan..................................            2,953
   Betty L. Francis.................................            1,002
   Charles K. Gifford...............................            4,376
   Nelson S. Gifford................................            9,355
   Matina S. Horner.................................            5,103
   Franklin M. Hundley..............................            5,926
   James J. Judge...................................           48,291(1)(2)
   Paul A. La Camera................................              777
   Ronald A. Ledgett................................           72,546(1)(2)
   Thomas J. May....................................          217,519(1)(2)
   Deborah A. McLaughlin............................           15,222(1)(2)
   William J. O'Brien...............................            6,344
   Sherry H. Penney.................................            5,161
   Herbert Roth, Jr.................................            9,506
   Stephen J. Sweeney...............................            4,674
   Gerald L. Wilson.................................            2,401
   Russell D. Wright................................           36,276(1)(2)
   All trustees and executive officers as a group,
    including those named above (28 persons)........          672,597

--------
(1) The totals in this column include the following number of NSTAR Common Shares which are held in NSTAR's Deferred Compensation Trust due to deferrals by the following participants under NSTAR's Deferred Compensation
    Plan: Mr. May, 22,721 shares; Mr. Wright, 12,994 shares; Mr. Ledgett,
    6,846 shares; Ms. McLaughlin, 5,138 shares; and Mr. Judge, 3,363 shares; all executive officers as a group, 75,696 shares. Participants in the Plan may instruct the Plan trustee to vote NSTAR Common Shares held in the trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the trust.
(2) These totals include the following number of NSTAR Common Shares held in NSTAR's employees savings plans: Mr. May, 7,948 shares; Mr. Wright, 7,764 shares; Mr. Ledgett, 3,658 shares, Ms. McLaughlin, 1,689 shares; and Mr. Judge, 3,125 shares; all executive officers as a group, 47,978 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires trustees, executive officers and persons who beneficially own more than ten percent (10%) of the Company's Common Shares to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and/or Form 5 with the Securities and Exchange Commission (the "SEC") and any national securities exchange on which NSTAR's Common Shares are traded. Trustees, executive officers and greater than ten percent (10%) beneficial owners are required by the SEC's regulations to furnish the Company with copies of all
Section 16(a) forms they file.

   Based on a review of the forms furnished to the Company and written representations from the trustees and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its trustees and executive officers were complied with for 1999.

                             EXECUTIVE COMPENSATION

Report of the Executive Personnel Committee

   Under the rules established by the SEC, NSTAR is required to provide certain data and information about the compensation and benefits provided to its executive officers, including NSTAR's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers"). The disclosure requirements for the Named Executive Officers include the use of tables summarizing total compensation and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals for the prior year. In fulfillment of this requirement, the Executive Personnel Committee, at the direction of the NSTAR Board, has prepared the following report for inclusion in this Proxy Statement. References to actions taken by the Committee as set forth in this report include, as appropriate, NSTAR's Executive Personnel Committee and the former Executive Personnel and Executive Compensation Committees of BEC Energy and Commonwealth Energy System. Compensation related references to NSTAR within this report and elsewhere in this proxy statement also include, as appropriate, BEC Energy and Commonwealth Energy System and their respective subsidiaries.

The Executive Personnel Committee

   NSTAR's executive compensation program is administered by the Executive Personnel Committee, a committee of the NSTAR Board composed of the six non-employee trustees listed as signatories to this report. Except as discussed below, none of these non-employee trustees has any interlocking or other relationship with NSTAR that would require disclosure to the SEC. Generally, all decisions of the Executive Personnel Committee regarding the compensation of the Chief Executive Officer and the Chief Operating Officer are subject to the approval of the non-employee trustees of NSTAR, none of whom is eligible to participate in the incentive plans described below. The Executive Personnel Committee also administers the 1997 Stock Incentive Plan discussed below.

Compensation Philosophy

   The executive compensation philosophy of NSTAR is to provide competitive levels of compensation that advance NSTAR's annual and long-term performance objectives, reward corporate performance, and assist NSTAR in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation program is to establish base salaries which are competitive with electric and gas utility companies in general and to provide incentives for excellent performance by affording executives the opportunity to earn additional remuneration under the annual and long-term incentive plans. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of NSTAR's operations and to create value for Shareholders. The Committee also seeks to link executive and Shareholder interests through equity-based incentive plans. The Committee has recommended and the Board of Trustees has approved share ownership guidelines of five times base salary for the Chief Executive Officer, three times base salary for senior executive officers and two times base salary for all other executive officers. These guidelines allow the executives five years to achieve these levels of ownership.

Components of Compensation

   Compensation paid to the Named Executive Officers, as reflected in the following tables, consists of three primary elements: base salary, annual incentive awards, and long-term incentive awards. NSTAR compares its compensation levels against those of other growth-oriented investor-owned electric and gas utility companies. NSTAR's strategy is to establish total compensation (base salary and annual incentives) at the 60th percentile of the utility industry, and to compare its long-term incentive plan to those of more aggressive utilities and general industry companies that focus on value creation.

   During 1999, the Committee reviewed and updated data collected by nationally recognized compensation experts, as well as data collected by NSTAR's human resources organization, to determine whether NSTAR's compensation strategy is being met. The review evaluated base salary and annual incentives of nearly all electric utility companies and the long-term incentives of a blend of utilities and general industry. The data demonstrated that NSTAR is in conformance with its compensation strategy to the satisfaction of the Committee.

   The income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds one million dollars during any year; however, the deduction limit does not apply to payments which qualify as "performance based". The Committee has reviewed the regulations issued by the Internal Revenue Service and will continue to review the application of these rules to future compensation. However, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service's requirements for deductibility.

Annual Incentive Plan

   Annual incentive payments for 1999 made to the Named Executive Officers, reported in the fourth column of the Summary Compensation Table below, were based in 1999 on corporate and business unit performance objectives for former BEC Energy Named Executive Officers and on corporate and individual performance goals for former Commonwealth Energy System Named Executive Officers. All such objectives and goals were derived from the respective corporate operating plans and approved by the Committees. Corporate performance objectives include a comparison of target to actual earnings per share from operations. Business unit performance objectives include predetermined levels for operating and capital budgets, as well as key operating goals. The annual incentive plan award for Mr. May was based solely on NSTAR achieving the earnings per share objective. In 1999, basic earnings per share were $2.77, which exceeded the plan target. The annual incentive plan awards for Mr. Ledgett and Mr. Judge were based 50% on earnings per share and 50% on business unit performance objectives to achieve certain business unit budget and operating plan targets. Both of these officers exceeded the specified business unit performance levels. The annual incentive plan awards for Mr. Wright and Ms. McLaughlin in 1999 under Commonwealth Energy System's Annual Incentive Plan were based two-thirds on corporate performance goals, including earnings per share and cost-control goals, and one-third on individual goals, including the successful closing of the merger between BEC Energy and Commonwealth Energy System. These officers achieved both corporate and individual goals.

Long-Term Compensation

   Under the 1997 Stock Incentive Plan, Named Executive Officers and other key employees are eligible to receive grants from time to time of stock-related awards of seven general types: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) deferred stock awards, (v) performance unit awards, (vi) dividend equivalent awards, and (vii) other stock-based awards. The long-term grants in 1999 consisted of non-qualified stock options, deferred shares and dividend equivalents on the deferred shares, and were based upon the Committee's evaluation of performance towards key strategic objectives and competitive award data provided by an external consultant. The Committee did not weight any of these factors. The options and the deferred shares vest at the rate of 33% per year over a three-year period from the date of grant, and the options may be exercised over a ten-year period. In addition, awards were made to Mr. Wright and Ms. McLaughlin pursuant to Commonwealth Energy System's Long-Term Incentive Plan, discontinued following the merger, which provided for awards of restricted common shares of up to 50% of base salary over three-year plan periods.

Other Plans

   NSTAR has adopted certain broad-based employee benefit plans in which officers, including the Named Executive Officers, are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include pension, life, and health insurance plans, as well as a section 401(k) savings plan which, effective January 1, 2000, includes a company contribution equal to 50% of the first 8% of pay contributed by the employee, up to a maximum excludable 401(k) contribution allowed by the Internal Revenue Code. In addition, NSTAR has a deferred compensation plan in which the Named Executive Officers may elect to participate. The Named Executive Officers also participate in the Supplemental Executive Retirement Plan, which provides eligible participants with supplementary retirement of up to 60% of final average cash compensation, depending upon each participant's years of service, reduced by 50% of the participant's social security benefit and further reduced by benefits the participant receives under NSTAR's pension plan. In addition, Mr. May can elect, and Mr. Ledgett receives, an alternative supplemental retirement benefit equal to 33% of final base salary annually for 15 years. In August 1999, Mr. Wright and Ms. McLaughlin were vested with certain supplemental retirement benefits upon the merger, which are under review as part of NSTAR's executive supplemental benefit unification program.

Mr. May's 1999 Compensation

   The Executive Personnel Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy and criteria set forth above. As with the compensation of all executive officers, NSTAR compares compensation levels for the Chief Executive Officer to those of all other investor-owned electric and gas utility companies.

   Each year NSTAR approves the adjustment of salary ranges for the Chief Executive Officer and other executive officers based on studies conducted by external executive compensation consultants and internal personnel. Based upon 1999 studies, NSTAR's executive compensation levels were adjusted to be within the approved 60th percentile position to market, and Mr. May's annual base salary was increased to $635,000.

   Mr. May's annual incentive award, shown in the fourth column of the Summary Compensation Table below, was in conformance with the provisions of the annual incentive plan as described above, and was based on the Company exceeding its operating plan targets. The Committee's policy is to base individual long-term incentive awards on information derived from an annual study by the Company's compensation consultant comparing the value of long-term incentive grants to salary levels for a blend of electric and gas utility and general industry companies. The 8,500 deferred shares and 79,000 options granted Mr. May in 1999 reflect this policy.

Compensation Committee Interlocks and Insider Participation

   Charles K. Gifford, who is a member of the NSTAR Board of Trustees, is President and Chief Operating Officer of Fleet Boston Corporation. Thomas J. May, NSTAR's Chairman of the Board and Chief Executive Officer, serves on the board of directors of Fleet Boston Corporation and is a member of its Human Resources and Governance Committee.

   Gary L. Countryman, who is a member of the NSTAR Board of Trustees and Chairperson of NSTAR's Executive Personnel Committee, is Chairman of the Board of Liberty Mutual Insurance Company and Liberty Life Assurance Company of Boston and a Director of Liberty Financial Companies, Inc. Mr. May serves on the boards of directors of Liberty Mutual Insurance Company and Liberty Financial Companies, Inc.

                                          By the Executive Personnel
                                           Committee,

                                          Gary L. Countryman, Chairperson
                                          Richard J. Egan
                                          Nelson S. Gifford
                                          Franklin M. Hundley
                                          William J. O'Brien
                                          Sherry H. Penney

                         EXECUTIVE COMPENSATION TABLES

   The following information is provided regarding annual and long-term compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of NSTAR for the years 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                         Long-Term Compensation
                                                                 Awards              Payouts
                                                     ------------------------------- --------
                                        Annual         Other   Deferred/  Securities
                                     Compensation     Annual   Restricted Underlying          All Other
                                  ------------------  Compen-    Stock     Options/  LTIP(4)   Compen-
Name and Principal Position  Year Salary(1)  Bonus   sation(2) Awards(3)   SARs(#)   Payouts  sation(5)
---------------------------  ---- --------- -------- --------- ---------- ---------- -------- ---------
Thomas J. May...........     1999 $571,667  $650,000    --      $351,688    79,000        --  $  9,600
 Chairman of the Board       1998  519,583   600,000    --       238,500    60,000        --     9,600
 and Chief Executive         1997  496,875   498,750    --       422,300   100,000        --     9,600
 Officer

Russell D. Wright.......     1999 $416,475  $272,963    --      $208,808    43,000   $546,928  $17,547
 President and Chief         1998  323,434   118,825    --       120,000       --         --    12,791
 Operating Officer           1997  276,333    97,427    --           --        --     100,800   10,977

Ronald A. Ledgett.......     1999 $291,167  $250,000    --      $148,950    24,500        --  $  9,600
 Executive Vice              1998  277,875   248,850    --        99,375    27,000        --    84,600
 President--Electric         1997  232,500   216,750    --       118,450    28,600        --     9,600
 Operations

Deborah A. McLaughlin        1999 $288,708  $163,663    --      $116,544    24,000   $216,266  $14,439
 Executive Vice              1998  207,667   110,943    --        48,000       --         --     9,758
 President--Customer         1997  142,500    52,924    --           --        --      46,080    6,294
 Care/Shared Services...

James J. Judge..........     1999 $238,000  $200,000    --      $ 86,888    12,000        --  $  9,600
 Senior Vice President,      1998  205,417   196,750    --        59,625    14,000        --    59,600
 Treasurer and Chief         1997  183,667   136,400    --        97,850    23,400        --     9,600
 Financial Officer

--------
(1) The amounts in this column represent the aggregate total of cash compensation received and compensation deferred by the above-named individuals. Compensation was deferred in 1999 pursuant to the provisions of the deferred compensation plans of NSTAR, Boston Edison Company and Commonwealth Energy System.
(2) The dollar value of perquisites and other personal benefits, securities or properties totaling either $50,000 or 10% of total annual salary and bonus, together with various other earnings, amounts reimbursed for the payment of taxes and the dollar value of any stock discounts not generally available are required to be disclosed in this column. In 1999, there were no such perquisites, earnings, reimbursements or discounts paid or made in excess of such limits.
(3) Deferred Common Share awards are valued at the closing market price as of the date of the grant. The awards vest one-third on each of the first, second and third anniversaries of the date of the grant. Dividends will accrue on the awards from the date of grant and are payable in the form of additional shares, which vest at the same time the awards vest. Aggregate deferred Common Share holdings and the value thereof based on the closing price of the Common Shares on December 31, 1999 are as follows: Mr. May, 17,966 shares ($727,623); Mr. Ledgett, 6,800 shares ($275,400); and Mr.
    Judge 4,367 shares ($176,864).

(4) The amounts in this column represent for 1999 the value (as of August 25, 1999) of restricted common shares of Commonwealth Energy System awarded to Mr. Wright and Ms. McLaughlin under Commonwealth Energy System's Long-Term Incentive Plan, which shares vested and were exchanged for 1.05 NSTAR Common Shares for each Commonwealth Energy System share upon the merger of Commonwealth Energy System and BEC Energy. Such amounts represent for 1997 payments made under Commonwealth Energy System's 1996-1997 Strategic Plan Compensation Program.
(5) The amounts in this column represent the aggregate contributions or account credits made by NSTAR, Commonwealth Energy System and BEC Energy and their respective subsidiary companies during 1999 on behalf of the above-named individuals to the NSTAR Savings Plan, the Boston Edison Savings Plan, the Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies and the Executive Salary Continuation and Excess Benefit Plan for Employees of Commonwealth Energy System and Subsidiary Companies. The NSTAR Savings Plan, the Boston Edison Savings Plan and the Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies (the last two-named plans having been effectively merged into the NSTAR Savings Plan) are defined contribution plans. The Plans incorporate salary deferral provisions pursuant to Section 401(k) of the Internal Revenue Code for all employees who have elected to participate on that basis. The Executive Salary Continuation and Excess Benefit Plan for Employees of Commonwealth Energy System and Subsidiary Companies is a defined contribution/defined benefit plan. Unlike the Employee Savings Plan, this Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code. The Plan was established to provide an additional benefit to eligible participants in the Employees Savings Plan whose benefit under that Plan would be curtailed by limits in effect under the Internal Revenue Code for qualified plans. Of the amounts set forth in the "All Other Compensation" column, $2,501 and $3,126 represent the contributions made on behalf of Mr. Wright and Ms. McLaughlin, respectively, by the Employees Savings Plan. Amounts credited to the accounts of Mr. Wright and Ms. McLaughlin by the Executive Salary Continuation and Excess Benefit Plan in 1999 equaled $15,046 and $11,313, respectively. In addition, Messrs. Ledgett and Judge received payments in 1998 in the amounts of $75,000 and $50,000 respectively under retention agreements entered into in 1996.

                             Option Grants in 1999

                                    Individual Grants
                              ------------------------------
                              Number of  % of Total                      Grant
                              Securities  Options   Exercise              Date
                              Underlying Granted to or Base             Present
                               Options   Employees   Price   Expiration  Value
   Name                       Granted(1)  In 1999   ($/sh.)     Date     ($)(2)
   ----                       ---------- ---------- -------- ---------- --------
Thomas J. May................   79,000      31.9%   $41.375   4/21/09   $383,624
Russell D. Wright............   43,000      17.3%    40.625   9/23/09    208,808
Ronald A. Ledgett............   24,500       9.9%    41.375   4/21/09    118,972
Deborah A. McLaughlin........   24,000       9.7%    40.625   9/23/09    116,544
James J. Judge...............   12,000       4.8%    41.375   4/21/09     58,272

--------
(1) Options vest one-third annually beginning April 21, 2000 for Messrs. May, Ledgett and Judge and beginning September 23, 2000 for Mr. Wright and Ms. McLaughlin.
(2) Based on the closing price of $41.375 and $40.625 respectively on April 21 and September 23, 1999. The grant date present values were determined using the Black-Scholes option pricing model. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used for the model are as follows: stock volatility, 17%; risk-free rate of return, 5.31%; dividend yield, 4.86%; and time to exercise, four years.

              Aggregated Option/SAR Exercises and Fiscal Year-End
                               Option Value Table

                                                                                  Value of Securities
                                                     Number of Securities       Underlying Unexercised
                                                    Underlying Unexercised      In-the-Money Options At
                         Shares/SARs             Options At Fiscal Year-End(#)   Fiscal Year-End($)(1)
                         Acquired on    Value    ----------------------------- -------------------------
          Name           Exercise(#) Realized($)   Exercisable/Unexercisable   Exercisable/Unexercisable
          ----           ----------- -----------   -------------------------   -------------------------
Thomas J. May...........       0         $ 0            86,667 /152,333           $981,672 / $513,329
Russell D. Wright.......       0         $ 0                 0 / 43,000           $      0 / $      0
Ronald A. Ledgett.......       0         $ 0            28,067 / 52,033           $287,988 / $154,112
Deborah A. McLaughlin...       0         $ 0                 0 / 24,000           $      0 / $      0
James J. Judge..........       0         $ 0            20,267 / 29,133           $233,600 / $122,050

--------
(1) Based on the closing price of NSTAR Common Shares on December 31, 1999 of $40.50.

Pension Plan Table

   The following table shows the estimated annual retirement benefits payable to executive officers under NSTAR's qualified pension plan and Supplemental Executive Retirement Plan, assuming retirement at age 65. The NSTAR Pension Plan is a non-contributory defined benefit plan which covers substantially all of the employees of the Company, including the Named Executive Officers. The Pension Plan provides benefits which vary according to pay, subject to a $160,000 limitation (as indexed) on eligible compensation. The benefit is payable following termination of employment either as a lump sum or in one of several annuity options. The Supplemental Executive Retirement Plan is a non-qualified pension plan providing a maximum benefit of 60% of compensation after attainment of 20 years of credited service and age 60. The Supplemental Executive Retirement Plan provides the incremental benefits in excess of the benefits paid under the qualified plan necessary to reach the benefit shown in the table. The benefits presented are based on a straight life annuity and do not take into account a reduction in benefits of up to 50% of the participant's primary Social Security benefit.

                               PENSION PLAN TABLE

                                 Years of Credited Service
Average Annual   ----------------------------------------------------------------
 Compensation    10 Years   15 Years   20 Years   25 Years   30 Years   35 Years
--------------   --------   --------   --------   --------   --------   --------
 $ 200,000       $ 60,000   $ 90,000   $120,000   $120,000   $120,000   $120,000
   400,000        120,000    180,000    240,000    240,000    240,000    240,000
   600,000        180,000    270,000    360,000    360,000    360,000    360,000
   800,000        240,000    360,000    480,000    480,000    480,000    480,000
 1,000,000        300,000    450,000    600,000    600,000    600,000    600,000
 1,200,000        360,000    540,000    720,000    720,000    720,000    720,000
 1,400,000        420,000    630,000    840,000    840,000    840,000    840,000

   For purposes of computing retirement benefits, Mr. May, Mr. Wright, Mr. Ledgett, Ms. McLaughlin and Mr. Judge currently have 24, 32, 20, 19 and 22 years of credited service, respectively.

   Final average compensation for purposes of calculating the benefits under the Supplemental Executive Retirement Plan is the highest average annual compensation of the participant during any consecutive 36-month period. Compensation taken into account in calculating the benefits described above includes salary and annual bonus, including any amounts deferred under the terms of the Deferred Compensation Plan.

Change in Control/Employment Agreements

 Change in Control Agreements

   NSTAR has entered into Change in Control Agreements (the "CIC Agreements") with certain key employees, including the Named Executive Officers, which provide severance benefits in the event of certain terminations of employment following a "Change in Control" (as defined below). If, following a Change in Control, a Named Executive Officer's employment were to be terminated other than for cause (as defined) or for reasons specified in the CIC Agreements, the employee would receive severance pay in an amount equal to two times (three times in the case of Mr. May and Mr. Wright) the sum of his or her annual base salary, at the rate in effect immediately prior to the date of termination or immediately before the Change in Control, whichever is higher, plus his or her actual bonus paid in respect of the most recently completed fiscal year or his or her target bonus for the fiscal year in which the termination occurs, whichever is higher. In addition, the CIC Agreements provide for a pro rated bonus payment for the year in which the termination occurs, the immediate vesting of bonus awards, immediate payment of deferred compensation amounts upon such termination and payments equal to the benefit the executive would have received under NSTAR's retirement plan, assuming the executive was vested and remained employed for an additional two years (three years in the case of Mr. May and Mr. Wright). For two years (three years in the case of Mr. May and Mr. Wright) following any such termination of employment, the executive would be entitled to participate in all welfare plans provided by NSTAR. The CIC Agreements further provide for a gross-up payment under which, if amounts paid under such agreements would be subject to a federal excise tax on excess parachute payments, NSTAR would pay the executive an additional amount of cash, so that, after payment of all such taxes by the executive, he or she will have received the amount otherwise payable in the absence of any such tax. A Change in Control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 30% of the voting power of NSTAR's Common Shares; (ii) continuing trustees cease to be a majority of the NSTAR Board; (iii) a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of NSTAR (other than certain defined transactions); or (iv) approval by Common Shareholders of a complete liquidation or dissolution of NSTAR.

 Employment Agreements

   NSTAR has entered into employment agreements with Messrs. May and Wright. The term of each agreement is five years from August 25, 1999, the completion date of the merger. Under the terms of his employment agreement, Mr. May will serve as the Chairman of the Board and Chief Executive Officer of NSTAR. In addition to base pay, Mr. May will also be entitled to participate in NSTAR's incentive compensation, retirement and welfare programs available to executives of NSTAR as determined by the NSTAR Board of Trustees.

   Under the terms of his employment agreement, Mr. Wright will serve as President and Chief Operating Officer of NSTAR. He will receive base salary in a range of 75% to 80% of Mr. May's base salary and will also be entitled to participate in NSTAR's incentive compensation, retirement and welfare programs available to executives of NSTAR as determined by the NSTAR Board.

                            STOCK PERFORMANCE GRAPH

   The line-graph presentation set forth below compares cumulative five-year stockholder returns with the S&P 500 Stock index and an index of peer companies selected by NSTAR. NSTAR has approved the use of the Edison Electric Industry Index (EEI Index), a recognized industry index of 83 investor-owned utility companies. Consistent with the stock price and stock/cash election terms which were approved by Shareholders in the 1999 merger, the graph describes performance of BEC Energy over the term preceding the BEC Energy/Commonwealth Energy System merger and of NSTAR from August 25, 1999 to year-end. Pursuant to the SEC's regulations, the graph below depicts the investment of $100 at the commencement of the measurement period, with dividends reinvested.

                             [GRAPHS APPEARS HERE]


                           1995   1996   1997   1998   1999
NSTAR               $100   $132   $129   $195   $222   $229
S&P 500 Index       $100   $138   $169   $225   $290   $351
EEI Index           $100   $131   $133   $169   $192   $157

                                 OTHER MATTERS

Voting Procedures

   Pursuant to Massachusetts law and the terms of the NSTAR Declaration of Trust, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

   Trustees will be elected by a plurality of the votes properly cast at the meeting. As stated, votes may be cast by mail or electronically either by telephone or the Internet. Instructions with respect to electronic voting are enclosed on the proxy card. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a trustee or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of trustees.

Adjournment of Meeting

   If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. NSTAR will pay the costs of any additional solicitation and of any adjourned session.

Independent Accountants

   Representatives of PricewaterhouseCoopers, L.L.P., NSTAR's independent accountants, will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will be available to respond to appropriate questions by Shareholders.

Other Business

   Except as discussed in this section, the Board of Trustees of NSTAR has no reason to believe that any other business will be presented at the Annual Meeting. NSTAR has received notice from Mr. John Jennings Crapo, the holder of 472 Common Shares, that he intends to present a proposal at the Annual Meeting to "cancel the approval of the proposal adopted at the Special Meeting of Shareholders of Commonwealth Energy System held June 24, 1999 which provides for the merger of Commonwealth Energy System with BEC Energy." If the proposal is presented by Mr. Crapo at the Annual Meeting, it may be ruled out of order by the Company as not a proper matter for the Shareholders of NSTAR to vote upon. If Mr. Crapo's proposal is presented in a manner appropriate for the Shareholders of NSTAR to vote upon, or if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy. Such persons intend to vote against Mr. Crapo's proposal if it is deemed to be in order and if it is properly presented at the Annual Meeting.

Shareholder Proposals

   Shareholders of NSTAR who wish to make a proposal at the 2001 Annual Meeting and have such proposal be eligible for inclusion in the NSTAR proxy statement should submit the proposal to NSTAR at its principal office at 800 Boylston Street, Boston, Massachusetts, 02199, Attention: Michael P. Sullivan, Clerk, on or before November 21, 2000. NSTAR Shareholders who wish to make a proposal at the 2001 Annual Meeting without regard to whether it will be included in NSTAR's proxy material should notify NSTAR no later than November 21, 2000. If a Shareholder who wishes to present a proposal fails to notify NSTAR by the due date, the proxies that management solicits for the meeting will accord them discretionary authority to vote on the Shareholder's proposal if it is properly brought before the meeting.

Shareholder Nominations of Trustees

   The NSTAR Board will consider nominations of candidates for election as trustees from Shareholders which are submitted in accordance with the procedures set forth in Section 2.1 of NSTAR's Bylaws. In general, these procedures require that Shareholder nominations must be submitted to the Clerk of NSTAR in writing not less than 45 days prior to April 27, 2001, the anniversary of the date of the immediately preceding Annual Meeting, and must contain certain specified information concerning the person to be nominated and the Shareholder submitting the nomination, together with the consent of the nominee to serve as trustee if so elected.

   If a Shareholder who wishes to make a trustee nomination fails to notify NSTAR by the due date, the proxies that management solicits for the Annual Meeting will accord them discretionary authority to vote on the trustee nomination, if it is properly brought before the meeting.

   The greater part of the holdings of NSTAR's Common Shares are widely distributed in small lots. It is important, therefore, in order to secure representation at the Annual Meeting of the number of shares necessary to take action, that all Shareholders who cannot be present in person, however small their holdings, fill in, sign and return the enclosed proxy or cast their vote electronically without delay. A postage-paid envelope is enclosed for written proxies.